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EXHIBIT 11.1
QUANTUM CORPORATION

COMPUTATION OF NET INCOME (LOSS) PER SHARE
(In thousands except share and per share data)


	Three Months Ended	Nine Months Ended
	Jan. 2	Dec. 27	Jan. 2	Dec. 27
	1994	1992	1994	1992

PRIMARY
  Weighted average number of
    shares during the period	42,754,076	42,678,589	43,150,701	43,071,000
  Incremental common shares
    attributable to exercise
    of outstanding options	 1,602,566	 2,707,451	         0	 2,725,712

  Total shares	44,356,642	45,386,040	43,150,701	45,796,712

  Net income (loss)	$6,139	$28,011	$(35,828)	$67,543

  Net income (loss) per share	$  .14	$  0.62	$  (0.83)	$  1.47


FULLY DILUTED
  Weighted average number of
    common shares during the
    period	42,754,076	42,678,589	43,150,701	43,071,000
  Incremental common shares
    attributable to exercise
    of outstanding options and
    conversion of 6 3/8%
    convertible subordinated
    debentures	13,823,488	14,664,686	13,190,505	14,516,783

  Total shares	56,577,564	57,343,275	56,341,206	57,587,783

  Net income (loss):
    Net income (loss)	$  6,139	$28,011	$(35,828)	$67,543
    Add 6 3/8% convertible
      subordinated debentures
      interest, net of income
      tax effect	   2,229	  2,060	   6,785	  5,999

  Net income (loss),
    as adjusted	$  8,368	$30,071	$(29,043)	$73,542

  Net income (loss)
    per share	$   0.15*	$  0.52	$  (0.52)*	$  1.28


*	The primary net income per share is shown in the statements of operations as both primary and fully diluted, as the effect is anti-dilutive.